Oncorus Reports Fourth Quarter and Full Year 2021 Financial Results and Provides Business Updates

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Data presented from ongoing Phase 1 clinical trial of ONCR-177 in multiple solid tumor indications at RP2D at SITC 2021 and preclinical studies of ONCR-GBM targeting brain cancer at IOVC 2021
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Signed exclusive licensing agreement with Gaeta Therapeutics for use of locally delivered IL-12 via oncolytic viral expression in combination with immune checkpoint inhibitors
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Additional clinical data from ONCR-177 surface lesion monotherapy expansion and combination expansion cohorts expected in second half of 2022
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Continued to advance preclinical programs, including ONCR-021 towards IND filing in mid-2023
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Strengthened executive leadership team with promotion of John Goldberg, M.D., to Chief Medical Officer
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$123.9 million in cash, cash equivalents and investments as of December 31, 2021

CAMBRIDGE, Mass., March 9, 2022 – Oncorus, Inc. (Nasdaq: ONCR), a viral immunotherapies company focused on driving innovation to transform outcomes for cancer patients, today reported fourth quarter and full year 2021 financial results and highlighted recent achievements and developments.

“In 2021, Oncorus made meaningful progress advancing our pipeline of next-generation, systemically active viral immunotherapies. With a broad range of activities across both our innovative HSV and selectively self-amplifying vRNA/LNP platforms, we are well-positioned to execute on multiple clinical and preclinical catalysts this year as we build out our differentiated portfolio of intratumorally and intravenously administered viral immunotherapies,” said Theodore (Ted) Ashburn, M.D., Ph.D., President and Chief Executive Officer of Oncorus. “We remain on track to report multiple clinical-stage milestones this year, with both additional ONCR-177 data from the surface lesion monotherapy expansion and the initial combination expansion data with KEYTRUDA expected in the second half of 2022. We also continue to progress our earlier stage programs, with ONCR-021 advancing into IND-enabling studies, while we simultaneously build out our Andover manufacturing facility to enable expansion of our portfolio.”

Fourth Quarter 2021 and Recent Business Highlights

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Presented initial data from ongoing Phase 1 clinical trial of ONCR-177 at the Society for Immunotherapy of Cancer's (SITC) 36th Annual Meeting. In November 2021, Oncorus presented initial safety, tolerability, immune activation and clinical response data from its ongoing Phase 1 open-label, multi-center, dose escalation and expansion clinical trial of ONCR-177, an intratumorally (iTu) administered Herpes Simplex Virus (HSV) viral immunotherapy, being developed for multiple solid tumor indications. In the fully enrolled and completed surface lesion dose escalation part of the Phase 1 study, ONCR-177 was well tolerated with no dose-limiting toxicities. In addition, three of eight evaluable patients at the Recommended Phase 2 Dose (RP2D) across multiple indications (cutaneous melanoma, squamous cell carcinoma of the head and neck and mucosal melanoma) experienced clinical benefit after two doses of ONCR-177. The Phase 1 presentation at SITC marked Oncorus’ first reporting of human data from its HSV platform.

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On track to report additional ONCR-177 monotherapy and combination data in 2022. The Phase 1 open-label, multi-center, dose escalation and expansion clinical trial is designed to evaluate the safety and tolerability of ONCR-177 alone and in combination with Merck’s anti-PD-1 therapy, KEYTRUDA® (pembrolizumab), in patients with advanced and/or refractory cutaneous, subcutaneous or metastatic nodal solid tumors or with liver metastases of solid tumors. The Company has completed enrollment in the dose expansion portion of the trial and continues to enroll patients in the combination cohort. Future data readouts are expected in the second half of 2022 and will include both additional surface lesion monotherapy expansion data for ONCR-177 and initial surface lesion combination expansion data for ONCR-177 administered with KEYTRUDA.
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Signed exclusive licensing agreement with Gaeta Therapeutics for use of locally delivered Interleukin-12 (IL-12) via oncolytic viral expression in combination with immune checkpoint inhibitors. In November 2021, Oncorus signed an exclusive licensing agreement with Gaeta Therapeutics for the use of locally delivered IL-12 via oncolytic viral expression in combination with immune checkpoint inhibitors, including CTLA-4, PD-1 or PD-L1 checkpoint blockade.
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Presented preclinical data on ONCR-GBM at the International Oncolytic Virus Conference (IOVC) 2021. In November 2021, Oncorus presented a preclinical poster describing the design and evaluation of multiple features that will be incorporated into the ONCR-GBM program, including robust anti-tumor activity observed with IL-12 and a proprietary PD-1 antagonist nanobody. Leveraging its HSV platform, Oncorus is pursuing ONCR-GBM to specifically target brain cancer, including glioblastoma multiforme (GBM). The company is utilizing its knowledge of microRNA expression to engineer a microRNA attenuation strategy to protect healthy brain tissue and to select a rational combination of payloads intended to address both the cancer itself and the specific drivers of immune suppression in the brain.
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Selectively self-amplifying viral RNA (vRNA) immunotherapy platform and clinical candidates, ONCR-021 and ONCR-788, continue to progress. Oncorus continues to progress its selectively self-amplifying vRNA/lipid nanoparticle (LNP) platform and two clinical candidates, ONCR-021 and ONCR-788, which employ the company’s pioneering IV-administered approach of encapsulating the genomes of RNA viruses known to kill cancer cells (i.e., oncolytic viruses, or OVs) in LNPs. Oncorus is currently initiating GLP safety and tolerability studies for ONCR-021 and anticipates submitting an investigational new drug application (IND) for this program in mid-2023. The company is also conducting preliminary non-GLP safety and tolerability studies for ONCR-788. Oncorus plans to investigate its novel selectively self-amplifying vRNA immunotherapies in multiple therapeutic areas, including cancers of the lung, both as monotherapy and in combination with immune checkpoint inhibitors and possibly other cancer treatments.
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Strengthened executive leadership team with promotion of John Goldberg, M.D., to Chief Medical Officer. In February 2022, Oncorus announced the promotion of John Goldberg, M.D. to Chief Medical Officer. Dr. Goldberg responsibilities will continue to include oversight of all clinical studies, drug development and regulatory strategies. Dr. Goldberg previously served as Oncorus’ Senior Vice President of Clinical Development since 2018.

Fourth Quarter 2021 Financial Results

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Cash and cash equivalents and investments totaled $123.9 million as of December 31, 2021 compared to $130.3 million as of December 31, 2020.

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Research and development expenses for the quarter ended December 31, 2021 were $14.3 million compared to $7.6 million for the corresponding quarter in 2020. The increase was primarily attributable to employee compensation costs, which was driven by increased headcount and increased stock-based compensation, increased rent expense related to the company’s manufacturing facility and increased development costs related to the company’s nominated candidates.

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General and administrative expenses for the quarter ended December 31, 2021 were $5.6 million compared to $4.0 million for the corresponding quarter in 2020. The increase was primarily attributable to employee compensation costs, including higher stock-based compensation, increased headcount and increased salary and related expenses. General and administrative expenses also increased due to higher insurance expense and professional and consultant expenses related to operating as a public company.

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Net loss attributable to common stockholders for the quarter ended December 31, 2021 was $19.8 million, or $0.77 per share, as compared to a net loss attributable to common stockholders of $11.8 million, or $0.56 per share for the corresponding quarter in 2020. The increase in the net loss was due to increased expenses associated with the company’s growth and the increase in net loss per share was a result of the increased net loss offset by additional shares issued by the Company in a public stock offering in February 2021.

Financial Guidance

Based upon its current operating plans and cash and cash equivalents and investments, Oncorus expects to have sufficient capital to fund its operating expenses and capital expenditure requirements into late 2023.

About Oncorus

At Oncorus, we are focused on driving innovation to deliver next-generation viral immunotherapies to transform outcomes for cancer patients. We are advancing a portfolio of intratumorally (iTu) and intravenously (IV) administered viral immunotherapies for multiple indications with significant unmet need based on our Herpes Simplex Virus (HSV) Platform and selectively self-amplifying viral RNA (vRNA)/ lipid nanoparticle (LNP) Immunotherapy Platform.

Designed to deliver next-generation viral immunotherapy impact, our HSV Platform improves upon key characteristics of this therapeutic class to enhance systemic activity. Our lead HSV program, ONCR-177, is designed to be directly administered into a tumor, resulting in high local concentrations of the therapeutic agent and its five encoded transgenes, as well as low systemic exposure to the therapy, which could limit systemic toxicities. Our pioneering selectively self-amplifying vRNA Immunotherapy Platform involves a highly innovative, novel combination of RNA and oncolytic virus-based modalities designed to realize the potential of RNA medicines for cancer. Our lead IV-administered selectively self-amplifying vRNA Immunotherapy clinical candidates, ONCR-021 and ONCR-788, are both currently in IND-enabling studies.

Please visit www.oncorus.com to learn more.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, implied and express statements regarding Oncorus’ ability to execute on multiple clinical and preclinical catalysts in 2022; the clinical development of ONCR-177, including expectations regarding timing for reporting additional data from the monotherapy expansion and the combination expansion arms of the ongoing Phase 1 clinical trial, as well as the product candidate’s therapeutic potential and clinical benefits and the utility and potential of Oncorus’ HSV Platform; the preclinical and clinical development of ONCR-021 and ONCR-788, including expectations regarding timing for submitting an IND for ONCR-021, as well as the product candidates’ therapeutic potential and clinical benefits and the utility and potential of Oncorus’ selectively self-amplifying vRNA Immunotherapy Platform; expectations regarding manufacturing capabilities including the buildout timeline of Oncorus’ clinical manufacturing facility; and Oncorus’ belief that its current cash and investment resources will be sufficient to fund its operations and capital expenditure requirements into late 2023. The words "may," “might,” "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," “expect,” "estimate," “seek,” "predict," “future,” "project," "potential," "continue," "target" and similar words or expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks associated with: the impact of COVID-19 on Oncorus’ operations and the timing and anticipated results of its ongoing and planned clinical trials; the risk that the results of preclinical studies and clinical trials may not be predictive of future results in connection with future clinical trials; Oncorus’ ability to successfully demonstrate the safety, tolerability and efficacy of ONCR-177, ONCR-021, ONCR-788 and ONCR-GBM and obtain regulatory approval thereof; Oncorus’ ability to obtain the requisite components for its product candidates manufactured in accordance with regulatory requirements; the expansion of Oncorus’ in-house manufacturing capabilities; the adequacy of Oncorus’ existing capital resources and availability of financing on commercially reasonable terms; the accuracy of the Oncorus’ estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and Oncorus’ ability to obtain, maintain and protect its intellectual property. These and other risks and uncertainties are described in greater detail in the section entitled "Risk Factors" in Oncorus’ Annual Report on Form 10-K for the year ended December 31, 2021, to be filed with the Securities and Exchange Commission on or about March 9, 2022, as well as discussions of potential risks, uncertainties, and other important factors in the other filings that Oncorus makes with the Securities and Exchange Commission from time to time. These documents are available under the “SEC filings” page of the Investors section of Oncorus’ website at http://investors.oncorus.com. Any forward- looking statements represent Oncorus’ views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Oncorus explicitly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

Investor Contact:

Stern Investor Relations

Julie Seidel

Julie.seidel@sternir.com

Oncorus, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Operating expenses:
Research and development	$14,276	$7,593	$44,682	$27,153
General and administrative	5,586	3,968	20,136	10,000
Total operating expenses	19,862	11,561	64,818	37,153
Loss from operations	(19,862)	(11,561)	(64,818)	(37,153)
Other income (expense):
Change in fair value of Series B tranche rights	—	—	—	(11,256)
Other expense	(8)	(11)	(9)	(33)
Interest income	27	5	65	143
Total other income (expense), net	19	(6)	56	(11,146)
Net loss	$(19,843)	$(11,567)	$(64,762)	$(48,299)
Accretion of discount and dividends on redeemable convertible preferred stock	—	(229)	—	(8,527)
Net loss attributable to common stockholders	$(19,843)	$(11,796)	$(64,762)	$(56,826)
Comprehensive loss:
Net unrealized loss on investments	(14)	—	(14)	—
Comprehensive loss	$(19,857)	$(11,567)	$(64,776)	$(48,299)
Net loss per share - basic and diluted	$(0.77)	$(0.56)	$(2.56)	$(9.35)
Weighted-average number of common shares - basic and diluted	25,814	21,126	25,320	6,080

Oncorus, Inc.

Selected Condensed Consolidated Balance Sheet Data

(in thousands)

(Unaudited)

	December 31, 2021	December 31, 2020
Cash and cash equivalents	$100,752	$130,305
Investments	23,173	—
Working capital (1)	108,136	127,407
Right-of-use asset	45,218	41,372
Total assets	201,587	182,263
Long term lease liability	50,388	41,615
Total liabilities	71,565	47,599
Total stockholders' equity	$130,022	$134,664

(1) Working capital is defined as current assets less current liabilities